SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K




                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934



Date of Report:  December 8, 1998


                        COMMERCIAL LABOR MANAGEMENT, INC.
             (Exact name of registrant as specified in its charter)



 Nevada             033-26531-LA           88-0241079            0000845807
(State of           (Commission            (I.R.S. Employer      CIK Number
Incorporation)      File Number)           Identification No.)


                  137 N. Larchmont, #507, Los Angeles, CA 90004
             -------------------------------------------------------
               (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code:  323-933-0565

                                 Not Applicable
         (Former name or former address, if changed since last report.)




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Item 1.           Changes in Control of Registrant

                  None.

Item 2.           Acquisition or Disposition of Assets

                  None.

Item 3.           Bankruptcy or Receivership

                  None.

Item 4.           Changes in Registrants Certifying Accountant

                  None.

Item 5.           Other Events

                  Commercial Labor Management, Inc. has been made aware of a short position in its common stock. The short position may have inflated the share price without any relation to the value or business of the Company. A dispute among broker-dealers appears to exist as a result of advisory notices issued by the NASDAQ in November and December 1998 affecting the settlement date of the Company's one for 20 reverse stock split.

                  The Company announced the one for twenty reverse split in its Information Statement dated October 14, 1997. The NASD issued advisory notices in November and December for settlement purposes and adjusted the effective date of the reverse split to October 14, 1998, which reduced, but did not eliminate the short position. The price of the Company's stock appears to be affected by the short position only, and not by any other factor to the best of the Company's knowledge.

                  The Company continues to review business plans and to engage in discussions with investment banking firms regarding potential business combinations and advisory relationships. The Company intends to enter into a merger or other business combination with an active operating business. Nevertheless, at this time the Company has not entered into a contract to purchase a business, and there is no assurance as to if or when it will enter into such an agreement. The Company intends to continue to remain current in its reporting with the Securities and Exchange.

                  The contract to acquire CNG Communications, Inc. in August 1998 was breached by CNG, and the Company plans to file suit shortly for breach of contract and other damages.

Item 6.           Resignation of Directors

                  None.

Item 7.           Financial Statements Pro Forma Financial & Exhibits

                  None.

Exhibits

                  None.
                                   Signatures

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  December 8, 1998                        COMMERCIAL LABOR MANAGEMENT, INC.



                                            By: /s/ Edward L. Torres
                                               --------------------------------
                                                     Edward L. Torres, President